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                                                                    EXHIBIT 11.1

                               VISIO CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

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
                                                                                    Three Months Ended
                                                                                       December 31,
                                                                                    ------------------
                                                                                      1996       1995
                                                                                    --------    ------
Weighted average common shares outstanding                                            13,743     9,395

Net effect of dilutive stock options calculated using the treasury stock
  method and the average stock price                                                   1,224     1,387

Net effect of dilutive stock warrants calculated using the treasury stock
 method and the average stock price                                                      101       163

Weighted average common shares giving effect to the conversion of                         --    2,603
 convertible and redeemable preferred stock into common stock                        -------   -------

Total                                                                                 15,068    13,548
                                                                                     =======   =======
Net income                                                                           $ 4,384   $ 2,079
                                                                                     =======   =======
Earnings per share                                                                   $  0.29   $  0.15
                                                                                     =======   =======

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